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                     Shopko Stores, Inc. and Subsidiaries
               Exhibit 12 - Statements Re Computation of Ratios
                    (In Thousands, Except Per Share Data)



                                                       First Half as of                          Fiscal Years Ended
                                              -----------------------------------------------------------------------------------
                                              September 7,      September 9,      February 24,      February 25,     February 25,
                                                  1996              1995              1996            1995             1994
                                              (28 Weeks)        (28 Weeks)        (52 Weeks)        (52 Weeks)      (52 Weeks)
                                              -----------------------------------------------------------------------------------

    Ratio of Earnings to Fixed Charges
    ----------------------------------
    Computation of Earnings

 1  Pretax Income                             $ 15,944          $ 11,918          $ 63,140          $ 62,418          $ 52,889
 2  Add previously capitalized interest
      amortized during the period                  295               288               540               503               418
 3  Less interest capitalized during
      the period                                   128               160               249             1,309             2,140
                                              --------          --------          --------          --------          --------
 4  Total earnings (sum of lines 1 to 3)        16,111            12,046            63,431            61,612            51,167

    Computation of Fixed Charges

 5  Interest (1)                                17,128            19,144            34,531            30,351            23,557
 6  Interest factor in rental expense            1,382             1,464             2,689             2,403             1,908
                                              --------          --------          --------          --------          --------

 7  Total fixed charges (sum of lines
      5 and 6)                                  18,510            20,608            37,220            32,754            25,465

 8  TOTAL EARNINGS AND
      FIXED CHARGES (line 4
      plus line 7)                            $ 34,621          $ 32,654          $100,651          $ 94,366    $       76,632
                                              ========          ========          ========          ========          ========

 9  Ratio (line 8 divided by line 7)               1.9               1.6               2.7               2.9               3.0


    (1) Includes capitalized interest